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                                                                   Exhibit 10.56

                     LEASE TERMINATION, SETTLEMENT AGREEMENT
                               AND MUTUAL RELEASE

         THIS LEASE TERMINATION, SETTLEMENT AGREEMENT AND MUTUAL RELEASE is dated as of September 30, 2002 and is entered into by and between Pac Court Associates, L.P., a California limited partnership ("Landlord"), and Integrated Information Systems, Inc., a Delaware corporation ("Tenant").

                                    RECITALS:

         A. Landlord is the "Landlord", and Tenant is the "Tenant", under that certain Office Lease ("Lease") dated May 16, 2000 with respect to those certain premises ("Premises") located at Suite 300, 114 Pacifica, Suite 300, Irvine, California. Defined terms used herein shall have the meaning given them in the Lease unless otherwise defined herein.

         B. The Lease requires the monthly payment of rent and related sums by Tenant to Landlord. As of the date hereof, Tenant has not paid the Monthly Rent and other charges due for the months of December, 2001 through and including September, 2002. Tenant also vacated the Premises in December of 2001.

         C. In December, 2001, Landlord drew down a $300,000.00 Letter of Credit pursuant to the terms of Rider No. 1 to the Lease. Landlord has also made demand upon Tenant for the restoration of the Letter of Credit or for payment in the amount of the delinquent rents and charges. No payment or replacement of the letter of credit has been made. Additionally, Landlord has applied the Security Deposit, in the amount of $31,160.75, to Tenant's obligations under the Lease.

         D. As a result of the foregoing, Landlord declared a forfeiture of the Lease and Tenant agreed to voluntarily surrender possession of the Premises rather than have Landlord proceed with an unlawful detainer action against Tenant to regain legal possession of the Premises.

         E. Pursuant to an Agreement Re: Lease dated as of January 31, 2002, Tenant surrendered the Premises to Landlord and Landlord and Tenant terminated all possessory and use rights associated with possession of the Premises (including without limitation, Premises and Building access, parking rights and tenant signage rights).

         F. Landlord and Tenant acknowledge that Tenant is going through a negotiated restructuring ("Restructuring") with its lenders and creditors, regarding its vacated facilities, leases, equipment leases, and certain other obligations and an effort to obtain funding to settle such obligations.

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         G. This Lease Termination, Settlement Agreement and Mutual Release
settlement is expressly conditioned upon the approval by Tenant's Board of Directors, completion of accounts receivable backed financing, and acceptance of settlement offers by all of the major creditors and obligors of Tenant ("Approvals").

         H. Landlord and Tenant desire to terminate the Lease as well as settling any and all claims, known or unknown, demands, actions, and potential lawsuits of any kind or nature between them, based in whole or in any part upon any contracts, agreements, promises, leases, facts, conduct, activities, transactions, events, or occurrences, known or unknown, which have or allegedly have existed, occurred, happened, arisen, or transpired from the beginning of time to the date of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, of certain payments described below, the mutual undertakings of the parties, and the terms, conditions, warranties, mutual general releases and mutual covenants not to sue hereinafter contained, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

         1. LEASE TERMINATION. Immediately upon the execution of this Agreement by both parties, the Lease is terminated and of no further force and effect for any purpose. The parties mutually release each other from any and all further obligations of any sort or nature whatsoever under the Lease. Tenant authorizes Landlord to remove and discard any installed systems/equipment still remaining in the Premises.

         2. CONSIDERATION. Subject only to Landlord and Tenant executing this Agreement and the Approvals being obtained, Tenant shall pay Landlord a total of $51,880 at the close of the Restructuring. Tenant anticipates closing the Restructuring on or before October 15, 2002.

         3. RELEASE OF LANDLORD. Subject only to the obligations set forth in this Agreement and the Approvals being obtained, Tenant hereby releases, acquits, remises and forever discharges Landlord and its directors, officers, agents, assigns, representatives, attorneys, heirs, executors, administrators, beneficiaries, and all persons acting by, through, under or in concert with Landlord, or any of them of and from any and all claims, demands, rights, liabilities, losses, judgments, actions, causes of action, suits, obligations, or liability of any kind or nature (including but not limited to, bad faith and punitive damages) that have arisen or occurred or that may arise or occur at any time in the future based in whole or in any part upon any promises, agreements, contracts, leases, facts, conduct, activities, transactions, events or occurrences, known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of this Agreement, except for any obligations, liabilities or losses which are based on this Settlement Agreement.

         4. RELEASE OF TENANT. Subject only to the obligations set forth in this Agreement, including without limitation the receipt by Landlord of the amount specified in Section 2 above in good funds, and the Approvals being obtained, Landlord hereby releases, acquits, remises and forever discharges Tenant and its directors, officers, agents, assigns, representatives, attorneys,


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heirs, executors, administrators, beneficiaries, and all persons acting by, through, under or in concert with Tenant, or any of them of and from any and all claims, demands, rights, liabilities, losses, judgments, actions, causes of action, suits, obligations, or liability of any kind or nature (including but not limited to, attorneys' fees, expenses of litigation, bad faith, and punitive damages) that have arisen or occurred or that may arise or occur at any time in the future based in whole or in any part upon any promises, agreements, contracts, leases, facts, conduct, activities, transactions, events or occurrences, known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of this Agreement, except for (a) any obligations, liabilities or losses which are based on this Settlement Agreement, and (b) any indemnity or hold harmless agreement set forth in the Lease arising out of a third party claim.

         Notwithstanding any other provision of this Agreement to the contrary, should Tenant file for bankruptcy under any chapter of the United States Bankruptcy Code which results in Landlord not receiving or retaining the $51,880 to be paid under Section 2 of this Agreement, or any other sum Landlord has received from Tenant, then the releases contained in Sections 3 and 4 of this Agreement shall be cancelled and of no force or effect, and Landlord shall be permitted to file its proof of claim in bankruptcy court for all sums of money, minus any sum of money actually received and retained by Landlord, to which Landlord would be entitled pursuant to the Lease and under the Bankruptcy Code.

         5. COVENANT NOT TO SUE. Except for the exclusion at the end of Section 3 and the exclusions set forth at the end of the first paragraph of Section 4, and subject only to the obligations set forth in this Agreement and the Approvals being obtained, Tenant on the one hand and Landlord on the other hand do hereby mutually covenant not to institute any suit or action at law or in equity against each other in any way related to the Lease ("Subject Matter of the Mutual Covenants"). These mutual covenants not to sue may be plead and treated as a complete defense to any action or proceeding that may be brought, instituted, or taken by any party to this Agreement against the other party with regard to the Subject Matter of the Mutual Covenants, and they shall forever be a complete bar to the commencement or prosecution of any such action, litigation, arbitration, or proceeding with respect to the Subject Matter of the Mutual Covenants.

         6. CONFIDENTIALITY. The parties to this Agreement agree to maintain in confidence the terms and conditions of this Agreement, except that they may disclose the same as needed among themselves, their counsel and accountants and as required by any regulatory or taxing authority or the rules of any stock exchange, and in response to lawful process. This confidentiality provision shall not apply to any legal process brought by any of the parties to this Agreement to enforce any of the obligations under it.

         7. NO ADMISSION. The parties agree and understand that the above-recited considerations are being paid or given in full accord, satisfaction, and compromise of disputed claims and that the payments and considerations are not admissions of liability by any party, but are being made for the purpose of avoiding disputes and litigation between the parties hereto with respect to the Lease.


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         8. ENTIRE AGREEMENT. This Agreement and its exhibits contain the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties with respect to the subject matter, and any and all prior discussions, negotiations, communications, commitments, and understandings related hereto are merged herein. This Agreement is executed on behalf of and is intended to bind the parties and their respective successors and assigns.

         9. REMEDIES. Except as expressly stated herein, this Agreement is fully effective upon execution by and delivery to the parties. Except as expressly stated herein, it is not dependent upon and may not be defeated by any further performance or non-performance of any obligations, conditions, covenants, promises, warranties or similar undertakings to be performed or not to be performed in the future by the parties. Except as expressly stated herein, the breach of any such duties or this Agreement shall give rise only to a cause of action for that breach and shall not reinstate the claims released under this Agreement.

         10. MODIFICATION. This Agreement may not be amended, modified, or terminated, in whole or in part, except by a written agreement executed by the parties.

         11. VOLUNTARY. This Agreement is executed voluntarily by each of the parties after full disclosure hereto without any duress or undue influence on the part of or on behalf of any of them. The parties hereto acknowledge that they have been represented, or have had the opportunity to be represented, in the negotiations for and in the performance of this Agreement by counsel of their own choice; they have read this Agreement; they have had it fully explained to them by such counsel or have had such opportunity; and they are fully aware of the contents of this Agreement and of its legal effect.

         12. GOVERNING LAW. The validity, performance, construction, interpretation, enforcement, and effect of this Agreement shall be governed by and enforced in accordance with the substantive laws of the State of California.

         13. NOTICES. All notices required to be given to Tenant or to Landlord shall be given in writing, delivered by United States mail, effective as of third day after the date of mailing, at the addresses set forth herein below:

             LANDLORD:                     c/o Banyan Pacific, LLC
                                           114 Pacifica, Suite 230
                                           Irvine, California 92618-3318
                                           Attn: George Ceithaml

             TENANT:                       Integrated Information Systems, Inc.
                                           1480 South Hohokam Drive
                                           Tempe, Arizona 85281
                                           Attention: General Counsel


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         14. ATTORNEYS' FEES. The Parties each agree that in the event of any controversy, claim or dispute based upon, arising out of, or relating to this Agreement, the prevailing party in such controversy, claim or dispute shall be entitled to recover its actual attorneys' fees, court costs and expenses which are reasonably incurred from the losing party.

         15. MISCELLANEOUS.

                 a. If any provision of this Agreement is adjudged illegal, invalid, or unenforceable, the entire Agreement shall not be construed to be invalid, and all remaining terms or provisions shall continue in full force and effect.

                 b. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

                 c. The Agreement is a fully-negotiated document, and it shall be deemed to have been jointly drafted by the parties. It shall not be more strictly construed against any party as the draftsman.

                 d. Each party hereby represents and warrants that it has not assigned or otherwise transferred any claim(s) which otherwise would be released under this Agreement.

                 e. The parties to this Agreement hereby swear and affirm on oath that all representations of fact appearing in them are true and correct to the best of their knowledge.

                 f. Except as expressly stated in this Agreement, each party shall be responsible for its own fees and expenses, including attorney's fees.

                 g. The parties hereto warrant that those persons signing on behalf of the corporate entities have the requisite corporate authority to execute and deliver this Agreement on behalf of the parties hereto.

                 h. The parties to this Agreement shall, without delay, execute any documents, perform all acts, and do all things necessary to effectuate any of the terms and provisions of this Agreement.



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         IN WITNESS WHEREOF, the parties shave executed this Agreement as of the date first set forth above.

"TENANT" INTEGRATED INFORMATION SYSTEMS, INC., a Delaware corporation


                               By: /s/ Mark N. Rogers
                               Its: Senior Vice President, General Counsel

 "LANDLORD"                    PAC COURT ASSOCIATES, L.P., a California limited
                               partnership

                               By: Banyan Pacific, LLC, a California limited
                                   liability company, general partner

                                   By:  Banyan Realty Group, LLC, a California
                                        limited liability company, managing
                                        member


                                        By: /s/ George W. Ceithaml
                                            George W. Ceithaml, Trustee of the
                                            Ceithaml Living Trust #2 dated
                                            April 15, 1989, managing member


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